Exhibit 99.1

VIVUS, Inc. Timothy E. Morris Chief Financial Officer morris@vivus.com	Investor Relations: The Trout Group Brian Korb bkorb@troutgroup.com 646-378-2923	Media Relations: Ketchum Communications David Allan David.Allan@ketchum.com 646-935-4070

VIVUS ANNOUNCES SPEDRA (AVANAFIL) APPROVAL IN EUROPE

MOUNTAIN VIEW, Calif., June 26, 2013 -- VIVUS, Inc. (NASDAQ: VVUS) (the “Company”) today announced that the European Commission (EC) has adopted the implementing decision granting marketing authorization for SPEDRA™ (avanafil) for the treatment of erectile dysfunction (ED) in the European Union (EU). The approval of the marketing authorization application (MAA) by the EC follows the positive recommendation by the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP) in April 2013. SPEDRA, a PDE5 inhibitor, is the first new chemical entity (NCE) approved for ED in over a decade. The global market for ED therapies was approximately $5.5 billion in 2012.

“SPEDRA represents another significant regulatory approval for VIVUS; it is a tremendous accomplishment both for the Company and for our European team. The unique characteristics of SPEDRA will offer the estimated 20 million European ED patients an important treatment option,” said Peter Tam, president of VIVUS, Inc. “We recently announced positive results from a multicenter, placebo-controlled study, TA-501. In this study, ED patients achieved statistically significant improvement over placebo in the mean proportion of attempts that resulted in erections sufficient for successful intercourse as early as 10 minutes following administration for the 200 mg dose and 12 minutes following administration for the 100 mg dose. We believe the recent study results along with the EU approval significantly enhance the value of the avanafil franchise and will be attractive to potential partners worldwide.”

“Approval of this NCE for ED is another important drug development milestone for VIVUS,” stated Wesley Day, PhD, vice president of clinical development for VIVUS, Inc. “SPEDRA’s approval is a testament to the expertise and dedication of our European team of advisors and consultants.  The US and EU approvals will support submissions in a number of countries throughout the world. We also extend our thanks to Mitsubishi Tanabe Pharma Corporation, our partner in this effort.”

The MAA incorporated results from three placebo-controlled, randomized, double-blind, multicenter studies:  REVIVE, which included 646 men from the general population with ED, REVIVE-Diabetes, which included 390 men with diabetes, and REVIVE-RP, which included 298 men following radical prostatectomy.  Also contained within the MAA were the results from the year-long safety study, TA-314, which included 712 continuation patients from the REVIVE and REVIVE-Diabetes studies. Previously reported highlights from the avanafil development program include:

•	All doses tested, 50 mg, 100 mg and 200 mg, met each of the co-primary efficacy endpoints;

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Erections sufficient for penetration (SEP2) were observed in 77% and 63% of avanafil patients at the 200 mg dose, compared to 54% and 42% of placebo patients in the REVIVE and REVIVE-Diabetes studies, respectively;

•	Successful intercourse (SEP3) was achieved in 57% and 40% of avanafil patients at the 200 mg dose, compared to 27% and 20% of placebo patients in the REVIVE and REVIVE-Diabetes studies, respectively;

•	Significant improvement in erectile function as measured by IIEF-EF domain score was observed for all doses in avanafil-treated patients;

•	Across all avanafil Phase 3 studies, successful intercourse (SEP3) was observed in some avanafil-treated patients as early as 15 minutes after dosing;

•	The most common adverse reactions (greater than or equal to 2%) include headache, flushing, nasal congestion, nasopharyngitis, and back pain; and

•	There were no drug-related serious adverse events reported in the studies.

Positive topline results were reported on June 19, 2013 from a separate multicenter, placebo-controlled study, TA-501, designed to assess the efficacy of STENDRA™ in approximately 15 minutes. In the study, STENDRA patients achieved statistically significant improvement over placebo in the mean proportion of attempts that resulted in erections sufficient for successful intercourse, as early as 10 minutes following administration for the 200 mg dose and 12 minutes following administration for the 100 mg dose. The study randomized 440 patients with mild to severe ED, was conducted at 30 sites in the United States, and included both diabetic and non-diabetic patients. The average age of men in the study was 58, most of whom had previously used other ED therapy. The design required patients to use a stopwatch to record the timing of sexual activity. The most common drug-related side effects were headache and nasal congestion. There were no drug-related serious adverse events reported in the study.

These study results will be submitted to an upcoming medical meeting and to the U.S. Food and Drug Administration (FDA) and the EMA in support of an amendment to the STENDRA and SPEDRA labeling.

ED affects an estimated 52 percent of men between the ages of 40 and 70. Prevalence increases with age and can be caused by a variety of factors, including medications (anti-hypertensives, histamine receptor antagonists); lifestyle (tobacco, alcohol use); diseases (diabetes, cardiovascular conditions, prostate cancer); and spinal cord injuries. Left untreated, ED can negatively impact relationships and self-esteem, causing feelings of embarrassment and guilt. However, about half of men being treated with currently available PDE5 inhibitors are dissatisfied with treatment.

About Avanafil

STENDRA, or avanafil, is approved by the FDA for the treatment of erectile dysfunction, or ED, in the U.S. VIVUS, through collaboration arrangements with third parties, intends to market and sell STENDRA in the U.S. and under the trade name SPEDRA in the EU and other territories outside the U.S.  Avanafil is licensed from Mitsubishi Tanabe Pharma Corporation (MTPC). VIVUS owns worldwide development and commercial rights to avanafil for the treatment of sexual dysfunction, with the exception of certain Asian Pacific Rim countries.

VIVUS is currently in discussions with potential partners to commercialize STENDRA in the United States and other territories throughout the world.

It is recommended that STENDRA should be taken approximately 30 minutes before sexual activity. STENDRA should not be taken more than once per day.  For more information about STENDRA, please visit www.Stendra.com.

Important Safety Information

STENDRA™ (avanafil) is prescribed to treat erectile dysfunction (ED).

Do not take STENDRA if you take nitrates, often prescribed for chest pain, as this may cause a sudden, unsafe drop in blood pressure.

Discuss your general health status with your healthcare provider to ensure that you are healthy enough to engage in sexual activity. If you experience chest pain, nausea, or any other discomforts during sex, seek immediate medical help.

STENDRA may affect the way other medicines work. Tell your healthcare provider if you take any of the following; medicines called HIV protease inhibitors, such as ritonavir (Norvir®), indinavir (Crixivan®), saquinavir (Fortavase® or Invirase®) or atazanavir (Reyataz®); some types of oral antifungal medicines, such as ketoconazole (Nizoral®), and itraconazole (Sporanox®); or some types of antibiotics, such as clarithromycin (Biaxin®), telithromycin (Ketek®), or erythromycin.

In the rare event of an erection lasting more than 4 hours, seek immediate medical help to avoid long-term injury.

In rare instances, men taking PDE5 inhibitors (oral erectile dysfunction medicines, including STENDRA) reported a sudden decrease or loss of vision. It is not possible to determine whether these events are related directly to these medicines or to other factors. If you experience sudden decrease or loss of vision, stop taking PDE5 inhibitors, including STENDRA, and call a doctor right away.

Sudden decrease or loss of hearing has been rarely reported in people taking PDE5 inhibitors, including STENDRA. It is not possible to determine whether these events are related directly to the PDE5 inhibitors or to other factors. If you experience sudden decrease or loss of hearing, stop taking STENDRA and contact a doctor right away. If you have prostate problems or high blood pressure for which you take medicines called alpha blockers or other anti-hypertensives, your doctor may start you on a lower dose of STENDRA.

Drinking too much alcohol when taking STENDRA may lead to headache, dizziness, and lower blood pressure.

STENDRA in combination with other treatments for ED is not recommended.

STENDRA does not protect against sexually transmitted diseases, including HIV.

The most common side effects of STENDRA are headache, flushing, runny nose and congestion.

Please see full patient prescribing information for STENDRA (50 mg, 100 mg, 200 mg) tablets.

About VIVUS

VIVUS is a biopharmaceutical company commercializing and developing innovative, next-generation therapies to address unmet needs in obesity, sleep apnea, diabetes and sexual health. For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to the completion of our STENDRA/SPEDRA partnering discussions on acceptable terms and on a timely basis, and risks and uncertainties related to the launch and commercialization of SPEDRA in the EU. These risks and uncertainties could cause actual results to differ materially from those referred to in these forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’s Form 10-K for the year ending December 31, 2012, as amended by the Form 10-K/A filed on April 30, 2013 and by the Form 10-K/A filed on June 12, 2013, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.